Exhibit H
  Page 1 of 1

               SCHEDULE OF ESTIMATED FEES, COMMISSIONS AND EXPENSES
                             MARCH 31, 2001



              THE CONNECTICUT LIGHT AND POWER COMPANY

Legal Fees
    Counsel to the Purchaser and Agent              $        20,000
    Counsel to the Applicants                                50,000

Northeast Utilities Service Company                          15,000
(Financial, Accounting, Legal and Other Fees and Services)

Total Estimate of Fees, Commissions and Expenses    $        85,000


                CL&P RECEIVABLE CORPORATION

Independent Director Fees                           $        10,000

Audit Fees                                                   15,000

Total Estimate of Fees, Commissions and Expenses    $        25,000